UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	October 20, 2005

AMERICAN BARGE LINE COMPANY
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	333-124454-13	03-0552366
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

1701 EAST MARKET STREET, JEFFERSONVILLE, Indiana		47130
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	8122880100

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.02 Termination of a Material Definitive Agreement.

On October 20, 2005 (the "Redemption Date"), Vessel Leasing LLC ("Vessel Leasing"), an indirect subsidiary of American Barge Line Company, redeemed all of its outstanding United States Government Guaranteed Ship Financing Bonds in the aggregate total principal amount of $32,228,728 (the "bonds"), by prepaying in full the outstanding principal and interest on the bonds through the Redemption Date, together with a prepayment premium totaling $1,271,215 applicable to two of the series. Following the redemption, the U.S. Maritime Administration ("MarAd") discharged and released its mortgage and security interest that had been granted in connection with the financing.

The bonds were issued in three series pursuant to the Trust Indenture, dated as of June 14, 2001 and supplemented on September 27, 2001 and December 20, 2001, between J.P. Morgan Trust Company, N.A., formerly known as The Chase Manhattan Bank, as Trustee, and Vessel Leasing. The proceeds of the bonds were used to finance the cost of construction of 170 dry cargo barges. The bonds were guaranteed by the United States government pursuant to the Title XI Ship Financing Program and were scheduled to mature in 2016. As collateral security for Vessel Leasing's repayment of the bonds, MarAd held a first preferred fleet mortgage on the barges and a security interest in a cash collateral account funded by charter hire earned by Vessel Leasing under a bareboat charter of barges with American Commercial Barge Line LLC. The balance of said account, in the amount of $10,610,520, was returned to Vessel Leasing following the redemption of the bonds.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN BARGE LINE COMPANY

October 25, 2005	By:	/s/ Lisa L. Fleming

Name: Lisa L. Fleming
Title: Senior Vice President, Law and Administration